STEAMBOAT ENVIROSYSTEMS POWER PLANTS
      PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 1995


     The following pro forma statement of operations reflects the combined results of operations of the Steamboat Facilities for the year ended December 31, 1995, adjusted to eliminate those costs which will no longer exist as a result of the purchase of interests by the Company and Far West Capital, Inc. This statement is not necessarily indicative of what results of operations would have been had the Company acquired its interest in the Steamboat Facilities operations at the beginning of 1995 or of what future results of operations may be. This statement should be read in conjunction with that of Far West Electric Energy Fund L.P. (of which Steamboat 1 is a part) and 1A Enterprises (Steamboat 1A) included elsewhere in this Prospectus.


                         1 and 1A                      Pro Forma
                         Historical                    1 and 1A
                          Combined    Adjustments      Adjusted
Revenue:
  Electric Power         $3,404,000                   $3,404,000
  Other                     145,000                      145,000

     Total Revenues       3,549,000                    3,549,000

Expenses:
  Operations:
    Depreciation            727,000     (547,000) (1)    180,000
  Royalty                   615,000     (275,000) (2)    340,000
  Other                   1,074,000                    1,074,000
  Interest                  816,000     (816,000) (3)

     Total Expenses      (3,232,000)  (1,638,000)      1,594,000

     Net Income          $  317,000   $1,638,000      $1,955,000

Resulting Income to U.S.
Envirosystems, Inc.:
  Preferred 18%                                       $1,800,000
  50% of Balance                                          77,000

     Total                                            $1,877,000


Notes to proforma condensed combined statement of operations
  (1) To record estimated reduction of depreciation for new basis in assets acquired, assuming a 30 year depreciation period.
  (2) To eliminate royalty expense of certain royalty agreements cancelled.
  (3) To eliminate interest expense due to elimination of all debt including debt owed to Westinghouse Electric Corporation.